Adept Technology Completes Acquisition of MetaControls Technologies

    SAN JOSE, Calif.--(BUSINESS WIRE)--Sept. 13, 2002--Adept Technology, Inc. (Nasdaq:ADTK), a leading manufacturer of flexible automation for the electronics, fiber optic, telecommunications, life sciences and semiconductor industries, today announced that it has completed the acquisition of a controlling interest in MetaControls Technologies, Inc. ("Meta"), located in Morrisville, North Carolina, in a common stock transaction.
    The acquisition of Meta extends Adept's product line to include low cost, low power, FireWire(TM) based controllers and cameras allowing the company to address extremely cost competitive motion control applications including those in the rapidly growing market in China. Meta provides Adept with a line of sub-compact motion controllers / motor drivers and machine vision cameras that are networked together via the IEEE1394 (FireWire(TM)) high-speed bus. The Adept SmartController(TM) product line, developed over the past three years, is a family of intelligent motion and vision controllers and power amplifiers, also based on FireWire, that dramatically lower the cost of motion control and vision systems for sophisticated applications such as robotics and semiconductor manufacturing equipment. The Meta product line plugs directly into the Adept control architecture and provides miniature amplifiers and control for precision machinery. It can also plug directly into a PC for simple applications, eliminating motion control boards and a significant amount of cabling, which traditionally has been a major source of after-market maintenance, service and cost issues for manufacturers.

    About Adept Technology

    Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

    This press release contains certain forward-looking statements including statements regarding expenses, revenue growth and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, the risks associated with potential acquisitions, including integration risks associated with our previous acquisitions; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the cyclicality of capital spending of the company's customers including in the electronics and semiconductor industries; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the company's industry; the lengthy sales cycles for the company's products; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; and decreased acceptance of the company's new or current products in the marketplace.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2001 and Adept's Form 10-Q for the quarters ended September 29, 2001, December 29, 2001 and March 30, 2002, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    The Adept logo is a registered trademark of Adept Technology, Inc. Adept and Adept SmartController are trademarks of Adept Technology. All other trademarks are owned by their respective companies.


    CONTACT: Adept Technology
             Maili R. Bergman, 408/434-5158 (Investor Relations) investor.relations@adept.com
             Michael W. Overby, 408/434-5112 (Chief Financial Officer)